CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2017 with respect to the consolidated financial statements and financial highlights of Satuit West Shore Real Return Fund, formerly known as West Shore Real Return Fund (a fund in the Two Roads Shared Trust) included in the Certified Shareholder Report of Registered Management Investment Companies on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 133 to the Registration Statement No. 333-182417 on Form N-1A (the “Registration Statement”). We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Consolidated Financial Highlights,” “Independent Registered Public Accounting Firm” and “Policies and Procedures For Disclosure Of Portfolio Holdings.”

/s/ GRANT THORNTON LLP

New York, New York

August 28, 2017